Exhibit (C)(13)

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve Presentation to the Special Committee of the Board of Directors July 18, 2023 [***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b - 2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Preliminary Draft – Confidential
Prepared at the Request of Counsel

These materials have been prepared by Evercore Group L.L.C. ("Evercore") for the Special Committee of Arco Platform Limited (the "Company") to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Special Committee of the Company.

These materials were compiled on a confidential basis for use by the Special Committee of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore.

These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates.

Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein.

Evercore / Seneca Evercore
Project Achieve

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve Table of Contents Process Update Situation Overview Preliminary Valuation Analysis Appendix Section I II III

Preliminary Draft – Confidential Prepared at the Request of Counsel I. Process Update

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Process Overview

- **Arco Platform Limited (NASDAQ: ARCE) ("Arco" or the "Company") is an education-technology company that offers textbooks and virtual educational content, pedagogical consulting services, and financial solutions to K-12 private schools in Brazil**
- **On November 30, 2022, Arco announced the receipt of a non-binding proposal from General Atlantic L.P. ("GA") and Dragoneer Investment Group, LLC ("Dragoneer") (collectively, the "Bidders") to acquire all outstanding Class A shares not held by the Bidders or Oto Brasil de Sá Cavalcante and Ari de Sá Cavalcante Neto (the "Controlling Shareholders") for US$11.00 per share (the "Offer Price")**
  - Bidders collectively own 15% of Class A shares[1] and are the holders of the US$150 million Convertible Notes due November 2028
  - The Controlling Shareholders have 88% voting control (1% of Class A shares and 100% of the high-voting Class B shares) (or 42% of all common shares outstanding) [1] and
  - The Controlling Shareholders signed a 90-day exclusivity agreement (with automatic renewal) with the Bidders on November 30, 2022, which was renewed once for another 90 days
  - The Offer Price implies a 22% premium over the unaffected closing price of US$9.04 as of November 30, 2022 and an implied Transaction Value[1] of US ~$1.3bn and ~8.6x '23E EBITDA[2]
- **On January 26, 2023, Arco announced the formation of a Special Committee ("SC") of four independent and disinterested directors and the engagement of Evercore / Seneca-Evercore and Skadden as the SC's financial and legal advisors, respectively ("Advisors")**
- **On January 27, 2023, Evercore / Seneca-Evercore began reviewing data provided by Arco management (CFO, Head of Investor Relations, and other FP&A), including:**
  - Preliminary financial projections developed by the CFO
  - Sector dynamics, competitive landscape, and market opportunity
  - Correspondence from disinterested shareholders with respect to the non-binding proposal
  - Shareholder register and Class A and B outstanding share counts
- **In parallel, the non-disclosure agreement ("NDA") between the Company and the Bidders was negotiated**
- **Over the following weeks due diligence and analysis were performed on the preliminary projections and revised projections were developed by management ("Illustrative Reference Management Projections")[3], and subsequently an illustrative sensitivity scenario ("Illustrative Sensitivity Scenario")[3] as directed by the SC on February 22, 2023**

References to discussions with Arco management do not include the Controlling Shareholders, including Arco CEO Ari de Sá Cavalcante Neto ("Ari" or "CEO")

Source: Arco filings, Refinitiv Eikon, Illustrative Reference Management Projections, Management Projections (Delayed BTL)
Note: Ownership data based on 38.526 million Class A shares and 27.401 million Class B basic shares outstanding as of 12/31/22 pro forma for isaac; as-converted basis assumes conversion into 5.172 million Class A shares. Voting control assumes 10 votes per Class B share
1. Based on publicly disclosed ownership disclosure at the time of offer
2. Based on 3/31/23 balance sheet and 2023E adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adj. EBITDA")
3. Arco projections per Arco management as approved for Evercore's use by Special Committee as of February 23, 2023

Evercore / Seneca Evercore
1
Project Achieve

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Process Overview (Cont'd)

- **On February 23, 2023, the SC requested that Evercore present a preliminary valuation analysis using both the Illustrative Reference Management Projections[1] and Illustrative Sensitivity Scenario[1]**
- **Subsequent to the preliminary valuation presentation on February 28, 2023, the SC instructed Evercore to relay the SC's feedback to the Bidders. Evercore connected with Bidders on March 2, 6, and 7, 2023, and communicated the following:**
  - SC will not recommend a deal at the Offer Price, which is lower than the intrinsic value of the Company and research price targets
  - The exclusivity agreement between the Bidders and the Controlling Shareholders constrains the SC's ability to fully explore potential alternative options, and as such, the SC requests that the Bidders and the Controlling Shareholders terminate the exclusivity agreement
  - The Company is ready to provide Bidders access to diligence, including Management Projections, upon execution of a market NDA
- **In parallel, the SC, with Evercore's assistance, identified and refined a list of other potential counterparties**
  - On March 15, 2023, an established private equity firm made an unsolicited inbound expressing interest
- **On March 14, 2023, the CEO requested a call with SC director, where Ari expressed his unwillingness to break the exclusivity agreement and the Bidders' request for price guidance via a counteroffer**
- **On March 14, 2023, GA principal Martin Escobari reached out to SC director requesting a meeting. At the direction of the SC, Evercore connected with Escobari on March 15 and 17, 2023, and communicated the following:**
  - Despite the issues previously discussed, the SC will agree to proceed despite the exclusivity in place given Ari's position on the matter
  - SC will not provide a counteroffer at this time but reiterates that the SC will not recommend a deal at or near the Offer Price and offer to grant access to data room pending execution of NDA
  - GA expressed unwillingness to move significantly on price, indicating they could offer $12.00 per share but would not move much further
- **On March 29, 2023, after prolonged negotiations, the Bidders executed an NDA with a market standstill and gained access to the VDR**
  - The Bidders also filed updated 13Ds disclosing they had entered into NDAs with the Company
- **On March 30, 2023, at the direction of the SC, Evercore commenced outreach to six other counterparties**
  - Five parties declined to pursue the opportunity; one private equity firm received the NDA on April 4, 2023, but ultimately passed on the opportunity

Source: Arco filings, Refinitiv Eikon, Illustrative Reference Management Projections, Management Projections (Delayed BTL)
1. Arco projections per Arco management as approved for Evercore's use by Special Committee as of February 23, 2023

Evercore / Seneca Evercore
2
Project Achieve

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Process Overview (Cont'd)

- **On March 30, 2023, the Company announced 4Q and FY 2022 earnings – shares traded down ~11.5% on the day of announcement to $10.96 despite strong results**
  - Elevated trading volume suggested institutional movement, potentially driven by short-term event-driven sellers
  - Post-earnings investor feedback included concerns about the lack of apparent progress with respect to the proposed transaction
- **On April 5, 2023, GA principal Martin Escobari verbally delivered an "exploding" offer of $12.00 per share expiring April 7, 2023**
  - This verbal offer was delivered to Evercore 5 days after the NDA was executed and Bidders were granted access to the VDR
  - Price remained at $12.00 per share; GA subsequently extended the deadline to April 14, 2023
  - Separately, Evercore and GA held several due diligence calls; Dragoneer requested a post-earnings call with Arco management
- **On April 10, 2023, while on a call with Evercore on unrelated topics, Arco's CFO disclosed that Arco had, unprompted by the SC or the board of directors of the Company (the "Board"), created a new projections scenario removing the contemplated launch of the Business Term Loan ("BTL") product and making other changes to the assumed cost structure of OISA Tecnologia e Serviços Ltda. ("isaac") ("Illustrative Sensitivity Scenario (Excl. BTL)"), citing the challenging credit environment and an internal reallocation of resources**
  - At the Board meeting on March 30, 2023, Arco management had not mentioned any potential business plan changes
  - The BTL product was reflected in the valuation of isaac prepared in connection with the recent acquisition of isaac and accounts for a significant portion of revenue and EBITDA in later years of Illustrative Reference Management Projections
- **On April 12, 2023, after discussions with Arco management and Advisors, the SC ultimately requested the creation of a new consolidated projections scenario contemplating a 2023, delayed launch of the BTL product (instead of excluding it altogether) and making other changes to the assumed cost structure of isaac ("Management Projections (Delayed BTL)")**
  - At the direction of the SC, Advisors contacted the Bidders and proposed to pause further due diligence conversations pending review of a new scenario
  - After receiving the Management Projections (Delayed BTL) on April 12, 2023, Evercore held several due diligence calls with Arco management to better understand the assumptions and flow-through implications

Source: Arco filings, Refinitiv Eikon, Illustrative Reference Management Projections, Management Projections (Delayed BTL)

Evercore / Seneca Evercore
3
Project Achieve

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Process Overview (Cont'd)

- **On April 21, 2023, the SC requested Evercore prepare an updated preliminary valuation analysis using the Illustrative Reference Management Projections, Illustrative Sensitivity Scenario and Management Projections (Delayed BTL)**
- **On April 24, 2023, after presenting the updated preliminary valuation analysis to the SC, Evercore shared the Management Projections (Delayed BTL) with the Bidders, at the SC's request**
- **On April 26, 2023, GA verbally communicated to Evercore that they had reviewed the Management Projections (Delayed BTL) and indicated the Bidders' willingness to offer up to $12.65 per share**
- **On April 27, 2023, Bidders communicated their intention to file a 13D amendment as soon as Monday, May 1, 2023**
  - GA initially agreed to hold off on the filing on the premise that Evercore would return with a counteroffer, but Dragoneer did not retract its intention to file the amendment
- **On April 28 and 29, 2023, at the SC's request, Evercore communicated with GA on multiple occasions**
  - April 28, 2023: Evercore communicated to GA a counteroffer of $13.20 per share with a majority of the minority vote requirement – to which GA countered with $13.00 per share, rejected the majority of the minority vote requirement, and reiterated the Bidders' and the Controlling Shareholders' intention to accommodate an equity rollover of select unaffiliated shareholders
  - April 28, 2023: The SC and Advisors discussed the viability and sizes of a rollover and potential alternative structures, which Evercore communicated to GA
  - April 29, 2023: Evercore communicated to GA a counteroffer of $13.10 per share and asked for a "best and final" – to which GA responded with a $13.00 per share "best and final" offer
  - April 29, 2023: Skadden sent a draft merger agreement to Bidders' counsels
- **On May 1, 2023, Bidders and the Controlling Shareholders ultimately filed a 13D amendment disclosing that they had revised their offer price to $13.00 and the Company released a simultaneous statement**

Source: Arco filings, Refinitiv Eikon, Illustrative Reference Management Projections, Management Projections (Delayed BTL)

EVERCORE / Seneca EVERCORE
4
Project Achieve

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Process Overview (Cont'd)

- **On May 1, 2 and 4, 2023, at the SC's request, Evercore conducted listen-only calls with 9 unaffiliated shareholders representing 46% of all Class A shares (54% of unaffiliated Class A shares) to collect feedback on the May 1, 2023 public disclosure, and heard the following main takeaways:**
  - Disclosed bid of $13.00 per share is below the intrinsic value of the Company, research analyst price targets and comparable multiples
  - Concerns around process dynamics – some investors explicitly asked for majority of minority vote requirement and a few mentioned appraisal rights under Cayman Islands law
  - Two shareholders expressed interest in rolling over their respective interests
- **Over the period of May 5 to 8, 2023, the SC evaluated alternatives whereby the Bidders could raise their price via concessions from the Controlling Shareholders**
- **On May 5, 2023, Evercore reached out to GA to convey shareholder feedback and ask for an increased price, including alternatives whereby the Controlling Shareholders would shift value to the Bidders to facilitate the higher value. Subsequently, the SC reached out to Ari to convey the shareholder feedback and discuss ways to facilitate a price increase**
- **On May 5, 2023, Ari indicated that he had already provided the Bidders with additional economics by agreeing to modify the terms of the Convertible Notes held by the Bidders in connection with a potential transaction, but that he remains concerned about the shareholder feedback and agreed to continue to push the Bidders on price**
- **On May 15, 2023, the Bidders indicated their desire to approach 5 unaffiliated shareholders (accounting for ~42% of unaffiliated Class A shares) to explore a potential rollover of their equity interest**
  - Advisors (with the SC's approval) communicated that the SC is requesting that the Bidders revert to the SC with a revised bid and reconsider the majority of minority vote requirement, prior to approaching unaffiliated shareholders with a potential rollover opportunity; and that the SC would permit any such potential outreach subject to the prior execution of NDA with the shareholders
  - On May 22, 2023, Bidders' counsel shared the proposed wall-cross script with Skadden
- **On May 25, 2023, with the approval of the SC, Skadden sent the merger agreement issues list to Bidders' counsel with key issues, including:**
  - Addition of majority of minority vote requirement
  - Negotiating to market terms around financing, termination fee, closing conditions, etc.
  - Clarification on proposed pro forma capitalization (treatment / potential acceleration of certain debt instruments, RSUs and options, isaac holdback shares)

EVERCORE / Seneca EVERCORE
5
Project Achieve

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Process Overview (Cont'd)

- **On May 26, 2023, the SC approved the wall-cross script as shared by Skadden and such script was shared with Bidders' counsel**
  - Over the period from initial outreach to June 14, 2023, Wishbone, [***], Keenan and [***], which are shareholders representing 27% of all Class A shares (32% unaffiliated Class A shares), signed NDAs to discuss the rollover
- **On June 2, 2023, Bidders' counsel shared feedback on the merger agreement issues list which did not address the SC's key issues**
  - Over the period continuing through July 7, 2023, Skadden and Bidders' counsel continued to negotiate the merger agreement and discuss outstanding key issues
- **On June 29, 2023, Bidders confirmed business diligence had been completed**
- **Throughout the months of June and July, 2023, local counsel worked to resolve structural and potential debt acceleration issues that arose during negotiations**
  - As of early July, 2023, the Company's local counsel and existing creditors have coalesced around a structural solution and resolution to debt acceleration issues which will eliminate certain financing contingency risks through revisions to the merger agreement
- **On July 6, 2023, the Bidders informally communicated a best and final offer (subject to the approval of their respective investment committees) to Evercore and the SC of $13.20 per share of Class A common stock**
  - The offer is contingent on resolving any remaining issues within the merger agreement and ancillary documents
- **On July 18, 2023, GA indicated that 17% of all Class A shares (20% unaffiliated Class A shares) would potentially roll over shares into the new company**
  - Wishbone may roll over two-thirds of its holding and Keenan signaled that it may roll over up to 100% of its holding, though they have not made final decisions
  - [***] is unlikely to roll over its holding, but will have a final decision after committee review on July 27, 2023
  - [***] will not roll over its holding

Evercore / Seneca Evercore
6
Project Achieve

Preliminary Draft – Confidential Prepared at the Request of Counsel II. Situation Overview

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve $12.72 $- $10 $20 $30 $40 $50 1/1/21 8/20/21 4/8/22 11/25/22 7/14/23 $12.72 $- $5 $10 $15 $20 11/25/22 1/21/23 3/20/23 5/17/23 7/14/23 Arco Stock Performance Over Time (10/6/22) Announced acquisition of remaining 75.1% stake in isaac Source: FactSet (7/14/23); Arco filings; Arco management (11/18/21) Announced $150mm investment from Bidders (5/24/21) Announced Q1’21 results, beating expectations on revenue but missing on EPS (1/26/23) Announced formation of Special Committee to evaluate the proposal (11/30/22) Received $11.00 / share proposal from Bidders Stock Price Performance (1/1/21 – Present) (US$) $12.00 / share verbal proposal $11.00 / share written proposal $13.00 / share revised proposal $12.65 / share verbal proposal $13.20 / share verbal proposal $12.00 / share verbal proposal $11.00 / share written proposal $13.00 / share revised proposal $12.65 / share verbal proposal $13.20 / share verbal proposal ( 3 /30/23) Announced FY’22 results; provided limited detail on take - private proposal (5/1/23) 13 - D filed announcing $13.00 per share proposal 7

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve (77%) (31%) 18% (39%) (64%) (120%) (90%) (60%) (30%) - 30% 60% 90% 120% 1/1/21 8/20/21 4/8/22 11/25/22 7/14/23 Arco Trading Performance vs. Select Peers Source: FactSet (7/14/23) Note: Metrics reflect average of peer group as companies begin trading. See appendix for peer group constituents. Analysis ex clu des Kahoot, which announced an agreement to recommend for an all - cash offer to be acquired on 7/14/23 1. Reflects unaffected trading date of Arco’s listed class A shares; Arco announced receipt of the preliminary, non - binding proposa l from GA and Dragoneer after market hours on 11/30/22 2. Reflects performance of Chegg, Coursera and 2U, as other companies within the “Ed. Tech.” group were not yet trading Stock Price Performance TEV / NTM Adj. EBITDA Multiple Performance LatAm Ed. Services Ed. Tech. Publishers 5.5x 13.7x 6.9x 6.8x 8.2x - 10.0x 20.0x 30.0x 40.0x 50.0x 60.0x 70.0x 80.0x 90.0x 1/1/21 8/20/21 4/8/22 11/25/22 7/14/23 % Return Arco Vasta Ed. Tech. Publishers LatAm Ed. Services 1-Month Ago 0.9% 1.8% 1.2% 0.7% 6.9% 11/30/22 40.7% (16.6%) 1.7% (12.8%) 31.7% 3-Months Ago 12.4% (5.5%) (3.5%) 2.8% 51.2% 6-Months Ago (4.1%) (19.0%) (3.6%) (10.5%) 45.3% 1-Year Ago (12.3%) (38.7%) 4.4% 5.1% 36.3% 2-Years Ago (52.9%) (57.5%) (81.4%) (8.8%) (30.1%) 2 Δ in Multiple Arco Vasta Ed. Tech. Publishers LatAm Ed. Services Current 8.2x 5.5x 13.7x 6.9x 6.8x 1-Month Ago (0.1x) (0.2x) 0.6x (0.0x) 0.2x 11/30/22 0.9x (1.3x) (3.1x) (1.9x) 0.1x 3-Months Ago 0.1x (0.3x) (0.6x) (0.2x) 0.3x 6-Months Ago (1.4x) (1.4x) (4.1x) (1.4x) 0.0x 1-Year Ago (2.9x) (3.7x) (2.5x) (1.0x) (0.0x) 2-Years Ago (9.3x) (5.3x) NM (1.8x) (5.6x) 1 1 8

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve 437.6 522.0 521.1 605.7 595.7 632.8 630.2 641.7 570.6 590.7 1Q21 2Q21 3Q21 4Q21 1Q22 2Q22 3Q22 4Q22 1Q23 Mar - May ’23 0% 5% 10% 15% 20% 25% 30% Feb - 21 Mar - 21 Apr - 21 May - 21 Jun - 21 Jul - 21 Aug - 21 Sep - 21 Oct - 21 Nov - 21 Dec - 21 Jan - 22 Feb - 22 Mar - 22 Apr - 22 May - 22 Jun - 22 Jul - 22 Aug - 22 Jan - 21 Oct - 22 Nov - 22 Dec - 22 Jan - 23 Feb - 23 Mar - 23 Apr - 23 May - 23 13.8% 14.5% 17.0% 19.7% 21.4% 22.6% 22.9% 23.1% 23.8% 24.1% Sep - 22 1.6% 1.6% 1.6% 1.7% 1.7% 1.6% 1.6% 1.6% 1.6% 1.6% 1.6% 1.5% 1.6% 1.5% 1.7% 1.7% 1.7% 1.7% 1.8% 1.8% 1.9% 2.0% 2.1% 2.1% 2.3% 2.4% 2.5% 2.8% 3.0% Jan - 21 Feb - 21 Mar - 21 Apr - 21 May - 21 Jun - 21 Jul - 21 Aug - 21 Sep - 21 Oct - 21 Nov - 21 Dec - 21 Jan - 22 Feb - 22 Mar - 22 Apr - 22 May - 22 Jun - 22 Jul - 22 Aug - 22 Sep - 22 Oct - 22 Nov - 22 Dec - 22 Jan - 23 Feb - 23 Mar - 23 Apr - 23 May - 23 Snapshot of Brazilian Credit Market Conditions Corporate Defaults Continue to Rise Signs of Restricted But Stabilizing Credit Offerings 111.2 125.4 120.8 126.6 129.9 129.0 120.0 100.9 131.3 125.6 Mar - 21 Apr - 21 May - 21 Jun - 21 Jul - 21 Aug - 21 Sep - 21 Oct - 21 Nov - 21 Dec - 21 Jan - 22 Feb - 22 Jan - 21 Apr - 22 May - 22 Jun - 22 Jul - 22 Aug - 22 Feb - 21 Sep - 22 Oct - 22 Nov - 22 Dec - 22 Jan - 23 Feb - 23 Mar - 23 Apr - 23 May - 23 Mar - 22 (Financial institutions’ total corporate credit offering in R$ bn) (Corporate credit demand. Index considering Jan - 21 = 100 ) (Average rates considered in loans to companies in % p.a. ) Source: Banco Central; Serasa Experian (Brazilian Credit Bureau) Reduced But Potentially Improving Credit Demand (% corporate default per month ) isaac’s 75% acquisition announcement Average Funding Base Rate Average Spread Over Funding Base Rate isaac’s 75% acquisition announcement Interest Rates Remain Elevated 9

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Management Projections (Delayed BTL)

(R$ in millions, "$" symbol indicates R$ throughout)

	Q2-Q4 2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Revenue	**$1,874**	**$2,964**	**$3,570**	**$4,280**	**$5,070**	**$5,912**	**$6,807**	**$7,805**	**$8,757**	**$9,640**	**$10,396**
% Growth		*23%*	*20%*	*20%*	*18%*	*17%*	*15%*	*15%*	*12%*	*10%*	*8%*
Adj. EBITDA	**$618**	**$934**	**$1,152**	**$1,457**	**$1,779**	**$2,133**	**$2,467**	**$2,840**	**$3,197**	**$3,526**	**$3,811**
% Margin	*33%*	*32%*	*32%*	*34%*	*35%*	*36%*	*36%*	*36%*	*37%*	*37%*	*37%*
CapEx	**$179**	**$244**	**$260**	**$277**	**$319**	**$363**	**$409**	**$461**	**$499**	**$531**	**$554**
% of Revenue	*10%*	*8%*	*7%*	*6%*	*6%*	*6%*	*6%*	*6%*	*6%*	*6%*	*5%*
Adj. EBITDA - CapEx	**$438**	**$691**	**$892**	**$1,180**	**$1,459**	**$1,770**	**$2,058**	**$2,379**	**$2,698**	**$2,995**	**$3,257**
% Margin	*23%*	*23%*	*25%*	*28%*	*29%*	*30%*	*30%*	*30%*	*31%*	*31%*	*31%*

Memo: Unlevered Free Cash Flow

	Q2-Q4 2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
NOPAT[1]	**$312**	**$421**	**$561**	**$691**	**$851**	**$1,037**	**$1,195**	**$1,409**	**$1,544**	**$1,740**	**$1,917**
(+) D&A	217	358	407	458	512	556	600	620	649	665	667
(-) CapEx	(179)	(244)	(260)	(277)	(319)	(363)	(409)	(461)	(499)	(531)	(554)
(-) Capital Allocation - Credit (isaac)[2]	(92)	40	17	(102)	(82)	(63)	(65)	27	31	35	38
(-) Change in Operational NWC	(298)	(244)	(284)	(329)	(379)	(427)	(478)	(536)	(508)	(464)	(404)
(-) Change in Other Assets / Liabilities (isaac)	(18)	(18)	(12)	(6)	(26)	(29)	(39)	(46)	(54)	(61)	(67)
Unlevered Free Cash Flow[3]	**($59)**	**$313**	**$430**	**$434**	**$556**	**$710**	**$804**	**$1,014**	**$1,162**	**$1,383**	**$1,599**
% Conversion	*NA*	*33%*	*37%*	*30%*	*31%*	*33%*	*33%*	*36%*	*36%*	*39%*	*42%*

Source: Management Projections (Delayed BTL) as approved and directed for Evercore's use by the Special Committee
1. NOPAT stands for Net Operating Profit After Tax
2. Cash outflow / inflow associated with isaac using / receiving capital to fund credit products
3. Illustratively treats all stock-based compensation as a cash expense

EVERCORE / Seneca EVERCORE
10
Project Achieve

Preliminary Draft – Confidential Prepared at the Request of Counsel III. Preliminary Valuation Analysis

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve Summary of Key Valuation Updates Since 5/18/23 Special Committee Meeting On June 29, 2023, Management confirmed that the business remains on track to meet the 2023 budget and that there have been no material changes to the 2023 budget or long - term projections Valuation date has been rolled forward from December 31, 2022 to March 31, 2023 Valuation analyses now reflect the Company’s balance sheet as of March 31, 2023 Fully diluted share count has been updated to reflect the basic share count and dilutive securities as of June 30, 2023 Incorporation of latest tax benefit estimates attributable to isaac’s historical losses Source: Arco management 11

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Preliminary Arco Valuation Analysis Summary (Subject to Ongoing Review)

(Metrics in R$ millions, share prices in US$)

Section	Methodology	Key Metrics and Assumptions	Metric	Multiples Low	Multiples High	Implied Equity Value Per Share Low	Implied Equity Value Per Share High
Financial Analysis	DCF (Mgmt. Proj. (Delayed BTL))	WACC: 13.0% - 16.0% PGR: 4.0% - 5.0%				$11.26	$21.87
Financial Analysis	Precedent Transactions	LTM Adj. EBITDA[1]	R$626	10.0x	14.0x	$12.54	$21.56
Financial Analysis	Public Company Trading Analysis	'23E Adj. EBITDA	R$729	6.5x	11.5x	$6.36	$17.28
Financial Analysis	Public Company Trading Analysis	'24E Adj. EBITDA	R$934	5.5x	10.5x	$7.57	$21.56
Financial Analysis	Public Company Trading Analysis	'23E Adj. EBITDA - CapEx	R$512	9.0x	13.5x	$5.98	$12.89
Financial Analysis	Public Company Trading Analysis	'24E Adj. EBITDA - CapEx	R$691	7.5x	12.0x	$7.69	$17.00
Reference	DCF (Ill. Reference Mgmt. Proj. and Ill. Sensitivity Scenario)	WACC: 13.0% - 16.0% PGR: 4.0% - 5.0%				$13.88 (Illustrative Reference Management Projections); $12.07 (Illustrative Sensitivity Scenario)	$25.94 (Illustrative Reference Management Projections); $22.92 (Illustrative Sensitivity Scenario)
Reference	Premiums Paid	1 Day Premium as of 11/30/22 (Unaffected) 19% - 57%				$10.74	$14.18
Reference	Premiums Paid	4 Week Premium as of 11/30/22 (Unaffected) 27% - 65%				$11.51	$14.92
Reference	Analyst Price Targets	Range as of 7/14/23 (12-month Target)				$15.00	$18.00
Reference	52-Week Range	Range as of 11/30/22 (Unaffected)				$7.99	$23.00


Illustrative Reference Management Projections
Illustrative Sensitivity Scenario
7/6/23 Verbal Offer Price: $13.20
5/1/23 Revised Offer Price: $13.00
Current Share Price: $12.72
4/26/23 Verbal Offer Price: $12.65
3/15/23 Verbal Offer Price: $12.00
11/30/22 Written Offer Price: $11.00
Unaffected Price: $9.04

Source: Management Projections (Delayed BTL) as approved and directed for Evercore's use by the Special Committee; Illustrative Reference Management Projections; Illustrative Sensitivity Scenario; Bloomberg (7/14/23); FactSet (7/14/23); Thomson Reuters SDC (7/14/23)
Note: Assumes BRL/USD spot exchange rate of 4.80 as of 7/14/23
Note: Metrics reflect actuals and projections per Arco management
Note: Fully diluted shares outstanding calculated as basic shares plus accelerated vesting of RSUs, net dilution from options and holdback shares resulting from the isaac acquisition; share count and dilution detail per Arco management; approach to isaac holdback shares subject to ongoing review

1. Q1'23 LTM Adj. EBITDA excludes isaac; share price calculation excludes cash and debt held at isaac, and share count excludes shares issued to acquire isaac and dilutive securities held by isaac employees

Evercore / Seneca Evercore
12
Project Achieve

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve Preliminary Arco Discounted Cash Flow Analysis – Management Projections (Delayed BTL) (US$) Implied Share Price Sensitivity – WACC and PGR Implied Adj. EBITDA Terminal Multiple – WACC and PGR Implied Adj. EBITDA - CapEx Terminal Multiple – WACC and PGR Perpetuity Growth Rate Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.00% $20.15 $20.54 $20.96 $21.40 $21.87 13.75% 17.37 17.67 18.00 18.34 18.70 14.50% 15.01 15.26 15.51 15.78 16.06 15.25% 13.00 13.19 13.39 13.61 13.83 16.00% 11.26 11.41 11.58 11.75 11.92 WACC Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.00% 5.5x 5.7x 5.8x 6.0x 6.1x 13.75% 5.1 5.2 5.4 5.5 5.6 14.50% 4.8 4.9 5.0 5.1 5.2 15.25% 4.5 4.6 4.6 4.7 4.8 16.00% 4.2 4.3 4.3 4.4 4.5 WACC Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.00% 6.5x 6.6x 6.8x 7.0x 7.1x 13.75% 6.0 6.1 6.3 6.4 6.6 14.50% 5.6 5.7 5.8 5.9 6.1 15.25% 5.2 5.3 5.4 5.5 5.6 16.00% 4.9 5.0 5.1 5.2 5.3 WACC Source: Management Projections (Delayed BTL) as approved and directed for Evercore’s use by the Special Committee Note: Assumes BRL/USD spot exchange rate of 4.80 as of 7/14/23 Note: Illustrative analysis assumes a 3/31/23 valuation date and reflects 3/31/23 balance sheet figures provided by managemen t Note: Assumes D&A equal to CapEx and a 34% tax rate in the terminal year per Arco management 13

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve TEV / '23E EBITDA TEV / '24E EBITDA TEV / '23E EBITDA - CapEx TEV / '24E EBITDA - CapEx 6.0x 37.2x 19.8x 22.7x 7.4x 8.1x 7.1x 7.0x 6.3x 9.6x 7.5x 7.2x 5.9x 5.3x 24.3x 15.9x 20.2x 6.2x 7.7x 6.9x 7.4x 5.7x 8.3x 6.6x 6.3x 5.4x 8.3x 39.3x 23.1x 23.4x 8.7x 9.9x 9.6x 9.8x 8.9x 12.4x 9.8x 9.4x 7.9x 7.3x 26.2x 18.4x 20.8x 7.4x 10.6x 9.2x 9.4x 7.6x 10.7x 8.6x 8.4x 7.1x Preliminary Public Company Trading Analysis Ed. Tech. LatAm Ed. Services Publishers Max Mean Median Min Max Mean Median Min Max Mean Median Min Source: FactSet (7/14/23); Company filings; press releases Note: Education Technology companies include Duolingo, PowerSchool, Instructure, Chegg, 2U, Kahoot and Coursera; Publishers i ncl ude Pearson, John Wiley & Sons and Scholastic; LatAm Education Services include Laureate, Cogna , Afya and YDUQS Note: Kahoot trading data is as of 7/13/23, the day prior to its announcement of an agreement for a recommended all - cash offer t o be acquired 14

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Preliminary Precedent EBITDA Transaction Multiples Analysis

(US$ in millions)


Ed. Tech
Publishers
LatAm Ed. Services
44.1x
19.3x
17.9x1
8.0x2
7.0x3
Median: 17.9x
9.9x4
9.7x5
9.2x
Median: 9.7x
16.6x6
14.4x6
12.0x7
Median: 14.4x

	Ed. Tech					Publishers			LatAm Ed. Services		
Ann. Date	Jul-23	Aug-21	Oct-18	Jun-22	Dec-18	Feb-22	Feb-19	Jun-21	Feb-21	Mar-21	May-19
TEV	$1,704	$5,295	$725	$200	$314	$2,666	$250	$4,500	$107	$162	$414
Target	Kahoot!	cornerstone	cambium	sumtotal	IDDINK GROUP	HMH	Pearson K12 Courseware	McGraw Hill	Eleva Educação	Dom Bosco / COC	Editora Positivo
Acquiror	Goldman Sachs Asset Management	Clearlake	Veritas Capital	cornerstone	Sanoma	Veritas Capital	Nexus Capital	Platinum Equity	Vasta Platform	arco	arco

Source: Company filings; press releases
Note: Non-US transaction values converted into USD based on the spot rate at the time the transaction was announced
Note: Analysis excludes the Roper / Frontline Education transaction from the 5/16/23 discussion materials due to limited information of Frontline's financials. Prior analysis relied upon assumptions that could not be verified

1. Based on 9/30/18 LTM EBITDA; multiple has been updated since the 5/16/23 discussion materials, which included the change in deferred revenue and deferred costs to calculate adj. EBITDA
2. Calculated using FY 2022 (12-month period ending January 31, 2022) Adj. EBITDA including corporate allocations per the transaction press release
3. Calculated using reported FY 2018 EBITDA
4. Calculated using Adj. EBITDA from continuing operations per company filings
5. Based on 2018 adjusted and statutory operating profit converted to USD using an exchange rate as of 2/18/19
6. Transaction multiple has been updated since the 5/16/23 discussion materials to now reflect the multiple reported by the acquirer at the time of transaction announcement
7. Calculated using FY 2018 adjusted EBITDA

Evercore / Seneca Evercore
15
Project Achieve

Preliminary Draft – Confidential Prepared at the Request of Counsel Appendix

Preliminary Draft – Confidential Prepared at the Request of Counsel A. Additional Analyses

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve Preliminary Premiums Paid Analysis % Premium Prior to Announcement Date 1 Day 4 Weeks 57% 46% 37% 19% 75 th Percentile Mean Median 25 th Percentile 65% 52% 37% 27% Source: Thomson Reuters SDC (7/14/23); FactSet (7/14/23) Note: Includes all - cash transactions announced since 1/1/2018 with enterprise value between $500mm - $3bn involving a target in th e Americas, where 100% of target’s shares were acquired. Excludes FIG, real estate and energy industries 16

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve Firm Latest Target Date Price Target Time Period Rating Price Target 5/25/23 12 month Neutral 6/23/23 Dec-23 Overweight 5/25/23 Dec-23 Outperform 3/30/23 12 month Buy 7/6/23 12-18 month Overweight 6/9/23 12 month Neutral $18.00 $17.00 $17.00 $17.00 $15.50 $15.00 Analyst Price Targets and Ratings Source: Bloomberg; Wall street research (US$) 17

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Preliminary WACC Analysis

Cost of Equity and WACC Calculation

	Market Risk Premium: Historical					Market Risk Premium: Supply Side				
	Arco	Vasta	Ed. Tech.	Publishers	LatAm Ed. Services	Arco	Vasta	Ed. Tech.	Publishers	LatAm Ed. Services
Risk Free Rate[1]	**4.1%**	**4.1%**	**4.1%**	**4.1%**	**4.1%**	**4.1%**	**4.1%**	**4.1%**	**4.1%**	**4.1%**
Unlevered Beta [2]	0.77	0.50	1.10	0.88	0.51	0.77	0.50	1.10	0.88	0.51
Debt / Equity Ratio [3]	46.6%	60.6%	11.7%	20.4%	48.8%	46.6%	60.6%	11.7%	20.4%	48.8%
Tax Rate [4]	34.0%	34.0%	34.0%	34.0%	34.0%	34.0%	34.0%	34.0%	34.0%	34.0%
Levered Beta [5]	1.01	0.70	1.19	1.00	0.67	1.01	0.70	1.19	1.00	0.67
Market Risk Premium [6]	7.2%	7.2%	7.2%	7.2%	7.2%	6.4%	6.4%	6.4%	6.4%	6.4%
Size Premium [7]	1.4%	1.4%	1.4%	1.4%	1.4%	1.4%	1.4%	1.4%	1.4%	1.4%
Country Risk Premium [8]	2.2%	2.2%	2.2%	2.2%	2.2%	2.2%	2.2%	2.2%	2.2%	2.2%
Cost of Equity (Pre-Inflation)	**14.9%**	**12.7%**	**16.2%**	**14.9%**	**12.5%**	**14.1%**	**12.1%**	**15.2%**	**14.1%**	**12.0%**
Long-Term Inflation (US) [9]	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%
Long-Term Inflation (Brazil) [10]	3.5%	3.5%	3.5%	3.5%	3.5%	3.5%	3.5%	3.5%	3.5%	3.5%
Cost of Equity[11]	**16.6%**	**14.3%**	**17.9%**	**16.6%**	**14.2%**	**15.8%**	**13.8%**	**16.9%**	**15.7%**	**13.6%**
After-tax Cost of Debt	9.6%	9.6%	9.6%	9.6%	9.6%	9.6%	9.6%	9.6%	9.6%	9.6%
Equity to Total Cap.	68.2%	62.3%	89.5%	83.1%	67.2%	68.2%	62.3%	89.5%	83.1%	67.2%
WACC[12]	**14.4%**	**12.5%**	**17.0%**	**15.4%**	**12.7%**	**13.8%**	**12.2%**	**16.1%**	**14.7%**	**12.3%**

Sensitivity Analysis – WACC and Cost of Equity

CoE - Historical Premium

Unlevered Beta	Debt / Equity Ratio 20.0%	40.0%	60.0%
0.60	14.2%	14.8%	15.4%
0.80	15.9%	16.6%	17.4%
1.00	17.5%	18.5%	19.4%

CoE - Supply Side Premium

Unlevered Beta	Debt / Equity Ratio 20.0%	40.0%	60.0%
0.60	13.7%	14.2%	14.7%
0.80	15.1%	15.8%	16.5%
1.00	16.6%	17.4%	18.3%

WACC - Historical Premium

Unlevered Beta	Debt / Equity Ratio 20.0%	40.0%	60.0%
0.60	13.4%	13.3%	13.2%
0.80	14.8%	14.6%	14.5%
1.00	16.2%	15.9%	15.7%

WACC - Supply Side Premium

Unlevered Beta	Debt / Equity Ratio 20.0%	40.0%	60.0%
0.60	13.0%	12.9%	12.8%
0.80	14.2%	14.0%	13.9%
1.00	15.4%	15.2%	15.0%

Source: Bloomberg (7/14/23); FactSet (7/14/23); Company filings
1. 20-Yr US Treasury Bond Yield 2. Unlevered Beta = Adjusted Beta / (1 + (1 - Tax Rate) * (Debt / Equity)) 3. Excludes future payouts agreed to as part of prior acquisition agreements 4. Tax rate per Arco management 5. Levered Beta = Unlevered Beta * (1 + (1 - Tax Rate) * (Debt / Equity)) 6. Per 2023 Kroll Cost of Capital Calculator 7. Per 2023 Kroll Cost of Capital Calculator 8. Reflects EMBI+ Risco-Brasil index as of 7/14/23 9. Federal Reserve long-term inflation target 10. Brazilian Central Bank – Expectations System 11. CoE= (1 + (Risk Free Rate + (Market Risk Premium * Levered Beta) + Size Premium + Country Risk Premium) * (1 + Brazil Long-Term Inflation) / (1 + US Long-Term Inflation) – 1 12. WACC = CoE* Equity to Total Cap. + After-tax Cost of Debt * (1 - Equity to Total Cap)

Evercore / Seneca Evercore
18
Project Achieve

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Preliminary Peer Set Beta Benchmarking

(US$ in millions)

Company	MEV	TEV	Total Debt[1]	Adjusted Beta[2]	Unlevered Beta[3]	Total Debt / Equity[1]
Arco	$882	$1,426	$411	1.01	0.77	46.6%
Vasta	$280	$525	$170	0.70	0.50	60.6%
Education Technology						
Duolingo	$7,234	$6,593	$-	1.13	1.13	-
PowerSchool	4,633	5,311	742	1.23	1.10	16.0%
Instructure	4,226	4,617	495	0.98	0.90	11.7%
Chegg	1,184	1,766	773	1.10	0.74	65.3%
Coursera	2,456	1,677	-	1.33	1.33	-
Kahoot[4]	1,597	1,517	-	1.23	1.23	-
2U	357	1,176	913	1.73	0.60	255.4%
Mean				**1.25**	**1.01**	**49.8%**
Median				**1.23**	**1.10**	**11.7%**
Publishers						
Pearson	$7,913	$8,779	$1,614	0.68	0.59	20.4%
John Wiley & Sons	1,945	2,651	749	1.15	0.89	38.5%
Scholastic	1,383	1,161	-	0.88	0.88	-
Mean				**0.91**	**0.79**	**19.6%**
Median				**0.88**	**0.88**	**20.4%**
LatAm Ed. Services						
Cogna	$1,250	$2,770	$963	0.46	0.31	77.0%
Laureate	1,965	2,525	265	0.72	0.66	13.5%
Afya	1,387	2,160	413	0.98	0.82	29.8%
YDUQS	1,155	2,044	782	0.52	0.36	67.7%
Mean				**0.67**	**0.54**	**47.0%**
Median				**0.62**	**0.51**	**48.8%**

Source: Bloomberg (7/14/23); FactSet (7/14/23); Company filings
Note: Assumes BRL/USD spot exchange rate of 4.80 as of 7/14/23
1. Excludes future payouts agreed to as part of prior acquisition agreements 2. Adjusted Beta = (2/3)*Raw Beta + (1/3)*1 3. Unlevered Beta = Adjusted Beta / (1 + (1 - Tax Rate) * (Debt / Equity))
4. Reflects trading data as of 7/13/23, the day prior to Kahoot's announcement of an agreement for a recommended all-cash offer to be acquired.

EVERCORE / Seneca EVERCORE
19
Project Achieve

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Preliminary Public Trading Company Analysis

(US$ in millions, except per-share values)

Company	Share Price 7/14/23	Market Equity Value	TEV	TEV / Revenue 2023E	TEV / Revenue 2024E	TEV / EBITDA 2023E	TEV / EBITDA 2024E	TEV / EBITDA - CapEx 2023E	TEV / EBITDA - CapEx 2024E	Revenue Growth 2023E	Revenue Growth 2024E	EBITDA Margin 2023E	EBITDA Margin 2024E
Arco (Ill. Ref. Mgmt.)	**$12.72**	**$882**	**$1,426**	**2.8x**	**2.3x**	**9.3x**	**7.0x**	**13.1x**	**9.3x**	**26%[1]**	**24%**	**30%**	**32%**
Arco (Delayed BTL)	**12.72**	**882**	**1,426**	**2.8**	**2.3**	**9.4**	**7.3**	**13.4**	**9.9**	**25%[1]**	**23%**	**30%**	**32%**
Arco (Consensus)	**12.72**	**882**	**1,426**	**2.9**	**2.4**	**9.4**	**7.4**	**13.9**	**9.9**	**21%[1]**	**24%**	**31%**	**32%**
Vasta	$3.36	$280	$525	1.7x	1.5x	6.0x	5.3x	8.3x	7.3x	14%	17%	29%	28%
Education Technology													
Duolingo	$149.51	$7,234	$6,593	12.9x	10.2x	nm	nm	nm	nm	38%	27%	12%	15%
PowerSchool	22.00	4,633	5,311	7.7	7.0	23.5	20.8	30.2	26.2	10%	10%	33%	33%
Instructure	28.15	4,226	4,617	8.8	8.0	22.7	20.2	23.4	20.8	10%	10%	39%	40%
Chegg	9.18	1,184	1,766	2.5	2.5	8.2	7.9	13.8	12.2	(8%)	2%	31%	31%
Coursera	13.33	2,456	1,677	2.8	2.4	nm	nm	nm	nm	16%	16%	na	1%
Kahoot[2]	3.12	1,597	1,517	8.9	7.4	37.2	24.3	39.3	25.3	17%	20%	24%	31%
2U	3.97	357	1,176	1.2	1.1	7.4	6.2	8.7	7.4	3%	8%	16%	18%
			Max	**12.9x**	**10.2x**	**37.2x**	**24.3x**	**39.3x**	**26.2x**	**38%**	**27%**	**39%**	**40%**
			Mean	**6.4x**	**5.5x**	**19.8x**	**15.9x**	**23.1x**	**18.4x**	**12%**	**13%**	**26%**	**24%**
			Median	**7.7x**	**7.0x**	**22.7x**	**20.2x**	**23.4x**	**20.8x**	**10%**	**10%**	**27%**	**31%**
			Min	**1.2x**	**1.1x**	**7.4x**	**6.2x**	**8.7x**	**7.4x**	**(8%)**	**2%**	**12%**	**1%**
Publishers													
Pearson	$10.94	$7,913	$8,779	1.9x	1.8x	8.1x	7.7x	9.9x	9.4x	(6%)	3%	23%	23%
John Wiley & Sons	34.52	1,945	2,651	1.5	1.6	7.0	7.4	9.8	10.6	(15%)	(6%)	22%	22%
Scholastic	40.15	1,383	1,161	0.7	0.6	6.3	5.7	8.9	7.6	4%	6%	10%	11%
			Max	**1.9x**	**1.8x**	**8.1x**	**7.7x**	**9.9x**	**10.6x**	**4%**	**6%**	**23%**	**23%**
			Mean	**1.3x**	**1.3x**	**7.1x**	**6.9x**	**9.6x**	**9.2x**	**(6%)**	**1%**	**18%**	**19%**
			Median	**1.5x**	**1.6x**	**7.0x**	**7.4x**	**9.8x**	**9.4x**	**(6%)**	**3%**	**22%**	**22%**
			Min	**0.7x**	**0.6x**	**6.3x**	**5.7x**	**8.9x**	**7.6x**	**(15%)**	**(6%)**	**10%**	**11%**
LatAm Education Services													
Cogna	$0.66	$1,250	$2,770	2.3x	2.1x	7.9x	6.8x	10.8x	9.1x	13%	10%	29%	31%
Laureate	12.43	1,965	2,525	1.8	1.7	6.5	5.9	7.9	7.1	14%	7%	28%	28%
Afya	15.34	1,387	2,160	3.7	3.2	9.6	8.3	12.4	10.7	20%	14%	39%	39%
YDUQS	3.93	1,155	2,044	1.9	1.8	5.9	5.4	8.1	7.7	12%	5%	33%	34%
			Max	**3.7x**	**3.2x**	**9.6x**	**8.3x**	**12.4x**	**10.7x**	**20%**	**14%**	**39%**	**39%**
			Mean	**2.4x**	**2.2x**	**7.5x**	**6.6x**	**9.8x**	**8.6x**	**15%**	**9%**	**32%**	**33%**
			Median	**2.1x**	**2.0x**	**7.2x**	**6.3x**	**9.4x**	**8.4x**	**14%**	**9%**	**31%**	**32%**
			Min	**1.8x**	**1.7x**	**5.9x**	**5.4x**	**7.9x**	**7.1x**	**12%**	**5%**	**28%**	**28%**

Source: Management Projections (Delayed BTL) as approved and directed for Evercore's use by the Special Committee; Illustrative Reference Management Projections; Company filings; Press releases; FactSet (7/14/23)
Note: Assumes BRL/USD spot exchange rate of 4.80 as of 7/14/23

1. Pro forma for isaac acquisition
2. Reflects trading data as of 7/13/23, the day prior to Kahoot's announcement of an agreement for a recommended all-cash offer to be acquired. On 7/14/23, Kahoot's '23E and '24E trading multiples were 41.7x and 27.2x Adj. EBITDA, respectively, and 44.1x and 28.4x Adj. EBITDA – Capex, respectively

EVERCORE / Seneca EVERCORE
20
Project Achieve

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve Analysis at Various Prices (US$ and R$ in millions, except per share data) Source: Management Projections (Delayed BTL) as approved and directed for Evercore’s use by the Special Committee; Illustrati ve Reference Management Projections; Bloomberg; FactSet (7/14/23) Note: Consensus estimates reflect median of brokers that are pro forma for isaac (Itaú BBA, J.P. Morgan, Morgan Stanley) Note: Assumes BRL/USD spot exchange rate of 4.80 as of 7/14/23 and 3/31/23 balance sheet provided by Arco management Note: Fully diluted shares outstanding c alculated as basic shares plus accelerated vesting of RSUs, net dilution from options and holdback shares resulting from the isaac acquisition; share count and dilution detail per Arco management; approach to isaac holdback shares subject to ongoing review 1. On 3/15/23, GA indicated verbally to Evercore that they could offer $12.00 per share 2. On 4/26/23, GA indicated verbally to Evercore that they could offer $12.65 per share 3. On 5/1/23, GA and Dragoneer sent a revised non - binding proposal increase their proposal to $13.00 per share 4. On 7/6/23, GA and Dragoneer informally communicated a best and final proposal (subject to the approval of their respective investment committees) to Ever co re and the Special Committee of $13.20 per share 1 3 2 Unaffected Current Share Price Written Written Verbal Share Price (11/30/22) 11/30/2022 3/15/2023 4/26/2023 5/1/2023 7/6/2023 (7/14/23) Premium Analysis Price per Share $9.04 $11.00 $12.00 $12.65 $13.00 $13.20 $12.72 $14.00 $16.00 $18.00 $20.00 % Premium to Unaffected Price 22% 33% 40% 44% 46% 41% 55% 77% 99% 121% Enterprise Value ($) $1,171 $1,307 $1,376 $1,421 $1,446 $1,460 $1,426 $1,515 $1,655 $1,794 $1,933 Enterprise Value (R$) R$5,619 R$6,273 R$6,607 R$6,824 R$6,941 R$7,007 R$6,847 R$7,275 R$7,943 R$8,611 R$9,280 % Premium to Metric 11/30/2022 Close $9.04 0% 22% 33% 40% 44% 46% 41% 55% 77% 99% 121% 1-Month VWAP $9.67 (7%) 14% 24% 31% 34% 36% 32% 45% 65% 86% 107% 3-Month VWAP $10.98 (18%) 0% 9% 15% 18% 20% 16% 28% 46% 64% 82% 6-Month VWAP $12.42 (27%) (11%) (3%) 2% 5% 6% 2% 13% 29% 45% 61% 52-Week High (Close) $23.00 (61%) (52%) (48%) (45%) (43%) (43%) (45%) (39%) (30%) (22%) (13%) 2023E (Ill. Ref. Mgmt.) R$736 7.6x 8.5x 9.0x 9.3x 9.4x 9.5x 9.3x 9.9x 10.8x 11.7x 12.6x 2023E (Delayed BTL) R$729 7.7 8.6 9.1 9.4 9.5 9.6 9.4 10.0 10.9 11.8 12.7 2023E (Consensus) R$728 7.7 8.6 9.1 9.4 9.5 9.6 9.4 10.0 10.9 11.8 12.7 2024E (Ill. Ref. Mgmt.) R$971 5.8 6.5 6.8 7.0 7.1 7.2 7.0 7.5 8.2 8.9 9.6 2024E (Delayed BTL) R$934 6.0 6.7 7.1 7.3 7.4 7.5 7.3 7.8 8.5 9.2 9.9 2024E (Consensus) R$931 6.0 6.7 7.1 7.3 7.5 7.5 7.4 7.8 8.5 9.2 10.0 2023E (Ill. Ref. Mgmt.) R$524 10.7x 12.0x 12.6x 13.0x 13.2x 13.4x 13.1x 13.9x 15.2x 16.4x 17.7x 2023E (Delayed BTL) R$512 11.0 12.3 12.9 13.3 13.6 13.7 13.4 14.2 15.5 16.8 18.1 2023E (Consensus) R$494 11.4 12.7 13.4 13.8 14.1 14.2 13.9 14.7 16.1 17.4 18.8 2024E (Ill. Ref. Mgmt.) R$738 7.6 8.5 9.0 9.3 9.4 9.5 9.3 9.9 10.8 11.7 12.6 2024E (Delayed BTL) R$691 8.1 9.1 9.6 9.9 10.1 10.1 9.9 10.5 11.5 12.5 13.4 2024E (Consensus) R$693 8.1 9.1 9.5 9.9 10.0 10.1 9.9 10.5 11.5 12.4 13.4 TEV / Adj. EBITDA - CapEx Verbal Dragoneer / GA Proposals % Premium / (Discount) TEV / Adj. EBITDA 4 21

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Illustrative Reference Management Projections

(R$ in millions, "$" symbol indicates R$ throughout)

	Q2-Q4 2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Revenue	**$1,901**	**$3,009**	**$3,658**	**$4,419**	**$5,249**	**$6,084**	**$6,997**	**$8,034**	**$9,016**	**$9,914**	**$10,698**
% Growth		*24%*	*22%*	*21%*	*19%*	*16%*	*15%*	*15%*	*12%*	*10%*	*8%*
Adj. EBITDA	**$626**	**$971**	**$1,245**	**$1,542**	**$1,884**	**$2,237**	**$2,613**	**$3,052**	**$3,426**	**$3,767**	**$4,065**
% Margin	*33%*	*32%*	*34%*	*35%*	*36%*	*37%*	*37%*	*38%*	*38%*	*38%*	*38%*
CapEx	**$175**	**$234**	**$262**	**$283**	**$321**	**$353**	**$402**	**$458**	**$514**	**$565**	**$610**
% of Revenue	*9%*	*8%*	*7%*	*6%*	*6%*	*6%*	*6%*	*6%*	*6%*	*6%*	*6%*
Adj. EBITDA - CapEx	**$451**	**$738**	**$982**	**$1,259**	**$1,563**	**$1,885**	**$2,211**	**$2,594**	**$2,912**	**$3,202**	**$3,455**
% Margin	*24%*	*25%*	*27%*	*29%*	*30%*	*31%*	*32%*	*32%*	*32%*	*32%*	*32%*
Memo: Unlevered Free Cash Flow											
NOPAT [1]	**$319**	**$449**	**$630**	**$753**	**$915**	**$1,081**	**$1,288**	**$1,545**	**$1,664**	**$1,837**	**$1,988**
(+) D&A	218	359	409	461	515	561	606	627	695	758	814
(-) CapEx	(175)	(234)	(262)	(283)	(321)	(353)	(402)	(458)	(514)	(565)	(610)
(-) Capital Allocation - Credit (isaac) [2]	(73)	(60)	(102)	(64)	(35)	(87)	(109)	75	61	69	76
(-) Change in Operational NWC	(313)	(240)	(270)	(309)	(379)	(426)	(477)	(535)	(491)	(449)	(392)
Unlevered Free Cash Flow [3]	**($25)**	**$275**	**$405**	**$558**	**$696**	**$776**	**$906**	**$1,254**	**$1,416**	**$1,650**	**$1,875**
% Conversion	*NA*	*28%*	*33%*	*36%*	*37%*	*35%*	*35%*	*41%*	*41%*	*44%*	*46%*

Source: Illustrative Reference Management Projections
1. NOPAT stands for Net Operating Profit After Tax
2. Cash outflow / inflow associated with isaac using / receiving capital to fund credit products
3. Illustratively treats all stock-based compensation as a cash expense

EVERCORE / Seneca EVERCORE
22
Project Achieve

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve Illustrative Sensitivity Scenario Projections (R$ in millions, "$" symbol indicates R$ throughout) Source: Illustrative Sensitivity Scenario 1. NOPAT stands for Net Operating Profit After Tax 2. Cash outflow / inflow associated with isaac using / receiving capital to fund credit products 3. Illustratively treats all stock - based compensation as a cash expense Q2-Q4 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E Revenue $1,901 $2,999 $3,612 $4,310 $5,050 $5,763 $6,526 $7,388 $8,202 $8,972 $9,661 % Growth 23% 20% 19% 17% 14% 13% 13% 11% 9% 8% Adj. EBITDA $626 $950 $1,208 $1,498 $1,821 $2,122 $2,433 $2,784 $3,117 $3,409 $3,671 % Margin 33% 32% 33% 35% 36% 37% 37% 38% 38% 38% 38% CapEx $175 $234 $259 $276 $311 $340 $383 $432 $468 $512 $551 % of Revenue 9% 8% 7% 6% 6% 6% 6% 6% 6% 6% 6% Adj. EBITDA - CapEx $451 $716 $949 $1,222 $1,510 $1,782 $2,050 $2,352 $2,649 $2,898 $3,120 % Margin 24% 24% 26% 28% 30% 31% 31% 32% 32% 32% 32% Memo: Unlevered Free Cash Flow NOPAT $319 $433 $602 $720 $880 $1,009 $1,170 $1,368 $1,462 $1,603 $1,731 (+) D&A 218 359 409 461 515 561 606 627 693 755 809 (-) CapEx (175) (234) (259) (276) (311) (340) (383) (432) (468) (512) (551) (-) Capital Allocation - Credit (isaac) (73) (51) (84) (42) (12) (51) (65) 51 45 50 55 (-) Change in Operational NWC (313) (241) (273) (316) (381) (430) (481) (539) (407) (385) (345) Unlevered Free Cash Flow ($25) $266 $395 $547 $691 $749 $846 $1,074 $1,325 $1,512 $1,699 % Conversion NA 28% 33% 37% 38% 35% 35% 39% 43% 44% 46% 3 1 2 23

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve Preliminary Arco Discounted Cash Flow Analysis – Illustrative Reference Management Projections (US$) Implied Share Price Sensitivity – WACC and PGR Implied Adj. EBITDA Terminal Multiple – WACC and PGR Implied Adj. EBITDA - CapEx Terminal Multiple – WACC and PGR Perpetuity Growth Rate Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.00% $23.92 $24.38 $24.87 $25.39 $25.94 13.75% 20.78 21.14 21.53 21.93 22.36 14.50% 18.12 18.41 18.71 19.03 19.36 15.25% 15.85 16.08 16.32 16.57 16.83 16.00% 13.88 14.06 14.26 14.46 14.67 WACC Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.00% 5.8x 6.0x 6.1x 6.3x 6.4x 13.75% 5.4 5.5 5.6 5.8 5.9 14.50% 5.0 5.1 5.2 5.3 5.5 15.25% 4.7 4.8 4.9 5.0 5.1 16.00% 4.4 4.5 4.6 4.7 4.7 WACC Source: Illustrative Reference Management Projections Note: Assumes BRL/USD spot exchange rate of 4.80 as of 7/14/23 Note: Illustrative analysis assumes a 3/31/23 valuation date and reflects 3/31/23 balance sheet figures provided by managemen t Note: Assumes D&A equal to CapEx and a 34% tax rate in the terminal year per Arco management Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.00% 6.8x 7.0x 7.2x 7.4x 7.6x 13.75% 6.3 6.5 6.6 6.8 6.9 14.50% 5.9 6.0 6.1 6.3 6.4 15.25% 5.5 5.6 5.7 5.8 6.0 16.00% 5.2 5.3 5.4 5.5 5.6 WACC 24

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve Preliminary Arco Discounted Cash Flow Analysis – Illustrative Sensitivity Scenario (US$) Implied Share Price Sensitivity – WACC and PGR Implied Adj. EBITDA Terminal Multiple – WACC and PGR Implied Adj. EBITDA - CapEx Terminal Multiple – WACC and PGR Perpetuity Growth Rate Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.00% $21.11 $21.53 $21.97 $22.43 $22.92 13.75% 18.29 18.62 18.96 19.32 19.70 14.50% 15.90 16.15 16.42 16.71 17.00 15.25% 13.85 14.05 14.27 14.49 14.73 16.00% 12.07 12.23 12.41 12.59 12.78 WACC Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.00% 5.8x 5.9x 6.0x 6.2x 6.4x 13.75% 5.3 5.5 5.6 5.7 5.8 14.50% 5.0 5.1 5.2 5.3 5.4 15.25% 4.7 4.7 4.8 4.9 5.0 16.00% 4.4 4.5 4.5 4.6 4.7 WACC Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.00% 6.8x 6.9x 7.1x 7.3x 7.5x 13.75% 6.3 6.4 6.6 6.7 6.9 14.50% 5.8 6.0 6.1 6.2 6.4 15.25% 5.5 5.6 5.7 5.8 5.9 16.00% 5.2 5.2 5.3 5.4 5.5 WACC Source: Illustrative Sensitivity Scenario Note: Assumes BRL/USD spot exchange rate of 4.80 as of 7/14/23 Note: Illustrative analysis assumes a 3/31/23 valuation date and reflects 3/31/23 balance sheet figures provided by managemen t Note: Assumes D&A equal to CapEx and a 34% tax rate in the terminal year per Arco management 25